                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                      UTAH RESOURCES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                    SIGNATURE


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   UTAH RESOURCES INTERNATIONAL, INC.



Date:  February 13, 1997           By: /s/ John Fife
                                       -------------------------------------
                                       John Fife, Director, Chairman of the
                                       Board, CEO and President

                                  EXHIBIT INDEX
                                       TO
                        RULE 13E-3 TRANSACTION STATEMENT
                       UTAH RESOURCES INTERNATIONAL, INC.

                                                                 SEQUENTIALLY
                                                                   NUMBERED
                                                                     PAGE *

99.1.   Preliminary copy of Transmittal Letter
        to Shareholders of Utah Resources
        International, Inc. regarding Annual
        Meeting of Shareholders.

99.2.   Preliminary copy of Notice of Annual
        Meeting of Shareholders of Utah
        Resources International, Inc.

99.3.   Preliminary copy of Proxy Statement of
        Utah Resources International, Inc. filed with the Securities and Exchange
        Commission on February 13, 1997.

99.4.   Preliminary copy of Shareholder Proxy.

*   INCLUDED ONLY ON ORIGINAL SCHEDULE 13E-3 FILED WITH
    THE SECURITIES AND EXCHANGE COMMISSION.